Exhibit 99.2

Bakers Footwear Group, Inc.

Fourth Quarter Fiscal 2005 Results

Conference Call

April 3, 2006

Operator:       Good day everyone and welcome to the Bakers Footwear Group Fourth Quarter Fiscal 2005 Earnings Conference Call. Today’s conference is being recorded. At this time all participants are in a listen-only mode and following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

I would now like to turn the conference over to Allison Malkin with Integrated Corporation Relations, please go ahead.

Allison Malkin:         Good morning. Before we begin, I’d like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear business, prospects, results of operations or financial conditions and other risks and uncertainties including those detailed in the company’s filings with the SEC.

Before I turn the call over to Peter, I would just like to remind listeners that the fiscal year ended January 28th, 2006 is the first fiscal year completed since Bakers changed to an end of January fiscal period. In this call Bakers will compare its fiscal 2005 fourth quarter against the 13 weeks ended January 29th, 2005, which will be referred to as the prior year comparable quarter, and will compare its fiscal 2005 annual review results against the 52 weeks ended January 29th, 2005, which will be referred to as the prior year, comparable year. Bakers previous audited fiscal year encompassed the 52 weeks ended January 1st, 2005 during which time net sales were $150.5 million. Gross profit was $46.6 million. Net income was $1.4 million and diluted earnings per share were $0.28.

With that I’d like to turn the call over to Bakers Chairman and CEO, Peter Edison.

Peter Edison:           Thank you Allison. Good morning everyone and thank you for joining us to discuss our fourth quarter and fiscal 2005 results. With me today is our President, Michele Bergerac, and Larry Spanley, our Chief Financial Officer. For this morning’s call I’ll provide an overview of our fourth quarter and fiscal 2005 accomplishments and update you as to our priorities for 2006. Following this Michele will highlight our fourth quarter sales in more detail and

Larry will review our financials. Following my closing remarks we’ll open the call to answer the questions you have for us today.

We’re very pleased to report another great quarter, a terrific finish to an exceptionally strong year for Bakers Footwear. Our record results clearly demonstrate that our initiatives in merchandising, store expansion and marketing are working to drive traffic and regular price selling in our stores.

Specifically, for the fourth quarter of fiscal 2005, net sales increased by 37.7% to $61.3 million from $44.5 million in the comparable quarter. Comparable store sales increased 24.5%. Strong sales growth, combined with a 420 basis point increase in gross profit margin to 37.7% and leverage and operating expenses drove a 119% increase in fourth quarter diluted earnings per share to $0.68 from $0.31 in the comparable quarter last year.

We attribute this strength to three key accomplishments.

One, our ability to identify and interpret new footwear trends. We increasingly satisfied our customers’ expectations for fashion footwear, which drove double digit increases in comparable store sales. This, coupled with our ability to be first to market with the latest trends, has made Bakers a premier mall destination driving traffic and loyalty for our stores.

Two, the strong results from our store expansion and remodel program; during the year we opened 30 new stores and at year-end operated 235 Bakers and Wild Pair stores. We also remodeled 25 Bakers stores during fiscal 2005 and at year-end operated a total of 118 stores in our new Bakers format. Our new and remodeled stores are highly productive, achieving average sales levels of over a million dollars, which is approximately 50% higher than the sales of our non-remodeled Bakers stores. This raises the growth and profit potential of our chain.

Third, upgrading our assortments with better quality and more stylish footwear; we added sought after brands and enhanced the value of our private label assortment as we utilized higher quality materials. These efforts were successful in increasing average unit retail and average dollar sale.

We also ended the year with a strong balance sheet. At year-end, cash totaled $3.9 million and we had no indebtedness. Our inventory rose by $8.2 million to $26 million, which we attribute to a number of factors, [including]: significantly higher average store volumes; 30 new stores opened since the comparable quarter last year; an increased number of store openings and re-models in the first quarter of fiscal 2006 versus the first quarter of fiscal 2005; higher in transit inventory associated with the change in the Chinese New Year holiday versus last year; and inventory to support continued same store sales increases.

As we begin fiscal 2006, we are focused on opportunities to further improve the productivity of our Bakers and Wild Pair chains while continuing our successful store expansion program. We point to four key factors that position us to build upon our strong performance in 2006.

First, we’re increasing our brand building efforts. In March we delivered our first Bakers catalogue to 400,000 households. The catalogue allows us to broaden our appeal by showcasing our stylish image and upscale offerings to new consumers, thereby increasing traffic to our stores and on the web. Initial results are good and based on this we plan to mail three to four additional catalogues during this year.

Second, we expect productivity to continue to improve, as new and remodeled stores become a larger percentage of our store base. This year we plan to open 30 to 35 new stores and remodel approximately 20 to 25 stores. As a result our new and remodeled store percentage will grow to more than 70% of our total store base by the end of the year. These stores produce sales levels well above [the] volumes in our older stores.

Third, we’ve identified a number of new trends and new brands, which have, have us poised to continue to provide customers with more reasons to shop and buy our shoes.

Finally, current business trends are solid. For the first quarter we anticipate our comparable store sales will be up from the low to mid-single digits consistent with our goals for the year. We’re achieving strong selling in closed casual and dress shoes and expect sandal sales to accelerate this month, coinciding with the shift in Easter to April.

Now I would like to turn the call over to Michele to provide additional sales highlights.

Michele Bergerac:	Thanks Peter. Good morning everyone.

As Peter has indicated, we’re very pleased with our performance for the fourth quarter and fiscal year and are now focused on continuing this favorable trend into 2006. Our Bakers and Wild Pair stores enjoyed a robust holiday season reflecting the success of our strategies to elevate our product offering and increase the appeal of our stores. We’ve certainly become known as one of the fashion authorities in footwear, which we attribute to our ability to identify strong selling categories and interpret trends that are desired by our customers.

During the fourth quarter, there was increased demand for boots and closed casual footwear and continued significant demand in dress categories. The average unit retail increased 29.2% over the comparable quarter. The increase in average unit retail was broad based with selling prices up in every category. We also benefited from much lower clearance activity this year. Lastly, our Internet sales continued to grow with sales rising 128% over the comparable quarter.

As we begin 2006, we believe we’re poised to continue as a fashion leader in the footwear segment. We plan to take advantage of the new trends and our current assortments are resonating well with consumers, placing us in a good position to continue our momentum in fiscal 2006.

And now, I would like to turn the call over to Larry to highlight our fourth quarter and fiscal year results in more detail.

Larry Spanley:         Thanks Michele. For the fourth quarter, net sales totaled $61.3 million, an increase of 37.7% compared to $44.5 million in the comparable quarter. The increase in net sales reflects operating 17 net new stores and a comparable store sales increase of 24.5%.

Gross profit for the quarter increased by 54.7% to $23.1 million or 37.7% of net sales compared to gross profit of $14.9 million or 33.5% of net sales in the comparable quarter last year. The increase in gross profit margin reflected improved merchandise margins and leverage on buying and occupancy costs.

Operating expenses were $15.8 million or 25.7% of net sales compared to $12.3 million or 27.5% of net sales in the comparable quarter last year. Strong sales growth more than offset higher payroll and depreciation costs associated with new and remodeled stores, enabling us to record a180 basis point improvement in operating expenses as a percentage of sales.

As a result, operating income rose by $4.6 million to $7.3 million or 12% of net sales compared to operating income of $2.7 million or 6% of net sales in the comparable quarter.

Net income for the fourth quarter was $4.5 million or $0.68 per diluted share on 6.7 million weighted average shares outstanding versus net income of $1.6 million or $0.31 per diluted share on 5.3 million weighted average shares outstanding in the comparable quarter.

For the year ending January 28th, 2006, we reported net sales of $194.8 million, up from $150.9 million in the comparable year. Comp store sales for the year rose by 16.7%.

Gross profit increased to $65.3 million or 33.5% of net sales from $44.8 million or 29.7% of net sales in the comparable year. New stores accounted for $6.7 million of additional gross profit. Our comp store sales increase produced an additional $8 million and our improved margin percentage accounted for $5.8 million.

Operating expenses were $54.6 million or 28.0% of net sales compared to $45.3 million or 30.0% of net sales in the comparable year. Operating income increased significantly to $10.7 million or 5.5% of net sales, compared to an operating loss of $508,000 in the comparable year.

Net income was $6.6 million in fiscal 2005 versus net loss of $695,000 in the comparable year. Diluted earnings per share were $1.04 on 6.3 million weighted average shares outstanding compared to a loss per share of $0.14 on five million shares in the comparable year.

Regarding stock option expense for fiscal year 2005, Bakers’ pro forma diluted earnings per share calculated at this SFAS 123 “Accounting for Stock Based Compensation” had been adopted, which reflects the pro forma effect of recognizing stock based compensation costs was $0.96 compared to reported diluted earnings per share of $1.04. Bakers will adopt SFAS 123R “Share Based Payment” effective January 29th, 2006, beginning of our fiscal 2006. Bakers currently expects the impact of SFAS 123R on fiscal year 2006 compensation expense to be comparable to or slightly higher than the pro forma effect under SFAS 123 in fiscal year 2005.

Turning to key balance sheet highlights.

At the year end, cash increased by $2.5 million to $3.9 million, from $1.4 million on January 29th, 2005. Inventory rose by $8.2 million to $26 million as compared to $17.8 million on January 29th, 2005. In fiscal 2005, cash provided by operating activities rose to $17.5 million from $5.6 million in the comparable year.

Capital expenditures for 2005 totaled $22.7 million compared to $12.5 million in the comparable year. At the end of fiscal 2005 our construction in progress was $5.2 million compared to $2.9 million on January 29th, 2005, reflecting the acceleration of first and second quarter openings and remodeling activity in fiscal 2006. For fiscal 2006, we currently expect total capital expenditures to be approximately $20 million.

And now, I would like to turn the call over to Peter for closing remarks.

Peter Edison:           Thank you Larry. In conclusion, we are proud of our fiscal 2005 results yet intensely focused on the future. Our stores are performing well and we’re pleased with our sales results so far in the current first quarter. We believe our competitive advantages and fashion footwear, combined with the success of our new store format, has us positioned to build upon our strong results in 2006 and beyond.

Now, I would like to turn the call over to the operator to begin the question and the answer portion.

Operator:       Thank you sir. To ask a question, please press the star key followed by the digit one on your telephone. Also if you’re listening on a speakerphone you may want to disengage your mute button to allow your signal to reach our equipment. So once again, that’s star, one, to ask a question and we’ll take our first question from Margaret Whitfield with Ryan Beck. Go ahead please.

Margaret Whitfield:           Good morning and congratulations. Peter you mentioned this year a lot of new trends and new brands in the marketplace so I wondered if you could tell us what you think will work, not only this spring/summer but how [will you] do this fall/winter against the strong boot season of last year?

Peter Edison:	I think Michele should answer that one.

Margaret Whitfield:	Okay.

Michele Bergerac:  Hi Margaret. Good morning everyone. I think I’ll start first highlighting a couple of the brands that we have introduced that we’re experiencing some pretty impressive success with. The first was the launch of the Jessica Simpson brand. [W]e rolled out to 100 stores for the first test. We’ve been enjoying some very strong results there and anticipate at a minimum 100 stores for fall and quite possibly expanding that position. So, the first would be Jessica Simpson. The second would be the introduction for us of the BCBG Girls Brand, which is a significantly higher average retail than our Bakers core line and also has a pretty impressive customer recognition factor. The initial test was 15 stores and had just tremendous results. We have doubled that store base now and are evaluating our fall position. The third branded resource that we’re really enjoying a lot of success with and are looking at expansion in both shoes and accessories is Baby Phat. And once again, significantly higher retail than our core Bakers brand, which of course gives us a very nice umbrella to work with. So, I would say those are the three highlights on the brands.

In terms of trends, we are seeing the beginning of a fashion shift, a major fashion shift, and we like that because for us that means that in the fall there’s going to be a lot of gals that are going to look in her closet and feel like they have to replace everything in there. We think a lot of the toe characters are going to change and so there will not only be a pointed toe option but we think a lot of round toes and platforms, and our folks just got back from Europe and we think there’s a lot of new boot opportunities. And lastly, I would say that we are enjoying a lot of fashion athletic success right now and we’re feeling very good about the early tests both in leather and canvas that are going to give us a strong back to school.

Margaret Whitfield:              Could you elaborate Michele on the boot opportunities that your buyers saw in Europe? Since you had such a strong boot season, how could you possibly have another one back to back?

Michele Bergerac:  Fair question, and you know our thought is that we will watch the inventories closely, and as you know we buy very close to need even in boots, and because of our mark up structure we have the ability to make calls very late in the season and fly if necessary and still come out profitably.

We saw two different areas. One was a continuation of the things we sold really well this fall, so dressy stretch boots, dressy flat boots, more casual kinds of things. But then, in addition, there was a whole new dimension on the streets and in the stores in Europe and that was just a number of new wardrobe options that the gal didn’t own now, some of which we’re flying in and testing now in our colder weather areas to find out about for September in store. So while I wouldn’t tell you that we’re going to plan a huge increase in boots, we think there’s more category opportunities and also the last one I would mention that we think will be major that we saw at the beginning of in New York this year was the flat boot.

Margaret Whitfield:             Okay. And I guess for Peter, could you talk about the response to your first catalogue and the timing and the circulation plans for the additional ones that are to follow?

Peter Edison:          Yeah sure Margaret. We’re not really planning on dramatically increasing the circulation yet. We still feel we’re feeling our way. However, we were tremendously encouraged by the first catalogue mailing. Not only did the catalogue itself do a nice business but we felt the impact of it both in store sales and in web sales. And so, we’re going to let the product guide our book drops because at the end of the day we’re still a fashion business and the catalogue has to reflect that. But, we expect there to be one more this spring and two or three in the fall. And the exact timing is really going to depend really on merchandise flow.

Margaret Whitfield:             And the 400,000 how many of those were prospects versus people in your database?

Peter Edison:           There’s about 50,000 prospects and about 350,000 of them are our customers and obviously that’s the reason it was successful. It’s, you know, it’s the way to build that business and so for us one of our chief priorities will be to capture more customer names and addresses at the store level, which we haven’t been doing in an aggressive way prior to now.

Margaret Whitfield:              And finally could you talk about the quarterly roll out of the stores. You implied it might be earlier this year than normal?

Peter Edison:	Yeah.

Margaret Whitfield:	And remodels too.

Peter Edison:           Yeah there’s, for the first half, the quarters are just too hard to predict because they slide from one quarter to another and we don’t care quite as much but when you buy the merchandise you have to make sure they open in the season. I would just say in the first six months we’re planning six more new stores than we had last year, in the first six months. And the remodels are about the same in the six months. They were a little more front-loaded.

Margaret Whitfield:             And also, when you mentioned your planning, low to mid-single digit comp for the year, is that consistent by quarter or is that where you think you’ll just end up on average for the year, in terms of comp?

Peter Edison:           That’s just sort of in general a total expectation. You know, by quarter I think we’re most concerned about the fourth quarter because of how strong it was, but not really distressed about it. We think there’s so many exciting things going on in casual closed footwear and boots that we think that, we think we have opportunity there; however, we recognize how strong it is. So, to understand the expectations by quarter, I mean we’d really just be guessing.

Margaret Whitfield:	Okay. Thanks again.

Peter Edison:	Okay.

Operator:       We’ll take our next question from Ronald Bookbinder with Stern Agee. Go ahead please.

Ronald Bookbinder:          Good morning and congratulations on another great quarter. I wanted to talk about the gross margins a bit. You had pretty strong gross margins this past year. What do you think the optimal gross margin for the business is?

Peter Edison:           Well optimal is an interesting question. If we can build our brand in the way that we hope and try, then we will have even [more] pricing power than we have today and gross margins could go significantly higher. If [we] aren’t able to build [our] brand, and we think we will be able to, and [we] just finish the roll out [and] the conversion of the new stores, the upgrading of the product line and have decent comps, [we] still ought to be able to have one to two points more margin over the next three year period. So, but comps can drive it higher if they’re good and what really allows you to go higher is if you can build the value of your brand, which allows you to build a higher margin product.

Ronald Bookbinder:          Okay, is there anything happening with China as to duties or tariffs or anything that would affect product costs going forward?

Peter Edison:	Nothing that we know of yet today.

Ronald Bookbinder:           And how about labor and material costs? [Are] they affecting it in any way?

Peter Edison:           [Yes,] we’ve seen some slight rises in product costs for similar products. It’s more than dwarfed by our own upgrading and mark up increases but there have been some slight increases from China in [the] same product costs.

Ronald Bookbinder:          Okay. And switching over to the catalogues, how much does one drop of the catalogue cost?

Peter Edison:            One drop. Well it depends [on] what you mean by a drop. I mean because you have a cost per book and then you have your overhead. Let me say this, because I don’t have, we haven’t completed the whole drop. We expect in the catalogue itself to lose roughly half a million dollars this year. We expect to make that up in web and store sales that we would not otherwise have had, just to sort of give you the bottom line. I don’t want to...

Ronald Bookbinder:	Okay.

Peter Edison:           We haven’t done a complete accounting of that first catalogue yet and I don’t really want to.

Ronald Bookbinder:           Okay, and then you expect that to grow over the next couple of years such that the catalogue is profitable, and you’re still getting benefits from driving, from the catalogue driving the store sales and the catalogue driving web sales?

Peter Edison:           Correct. You would expect the catalogue to break even in three years just by itself. What could hurry that up is if we do an exceptionally good job of collecting customer names in our own stores.

Ronald Bookbinder:          Okay, and for Michele, the sandal season, what do you, is it expected to be a strong sandal year? Is it going to continue to drift away from the flip-flop more towards a more embellished sandal?

Michele Bergerac:  I’m going to answer you in a couple ways. I think that when an idea is new it sells regardless of exterior forces, so it sells whether the weather is cold or warm; it sells whether gas prices are high. When fashion is new our customers don’t care. Sandals are not new, and so I think what’s happening right now for us is where we’re having our most significant increase, just like every other season, is in the areas that are new to her. Plain pumps, which most of these gals haven’t seen since they saw their moms wear them, and platforms. And so, what we expect will happen is that we will have a profitable sandal season when the weather warms up and sell a more in season commodity. We think that flat sandals will be great with the apparel we’re seeing. We always do a lot of dress sandal, a special occasion sandal business. So they’re going to be big numbers whether or not they’re the newest idea and we have controlled the inventories to make sure we come out okay at the end.

Ronald Bookbinder:           Okay,  and then delving a little bit more into the boots. If your customer starts wearing the pants inside the boot to show off the boot more, could that lead to higher price point boots and help drive comps, even in the fourth quarter where you have such a tough comparable?

Michele Bergerac:  You know I’m not, that’s a really good question. I’m not sure about the higher retails because of the pants but what I do think it will do is get her to buy more pairs. Because then, she likes to have a number of pairs of shoes for different outfits, if the boots are going to be on the outside, which very much is what we’re seeing in the cities and very much it’s how it’s being worn in Europe, she’s going to want to have more choices so that she looks a little more sassy when she goes out every day. So we do think that there’s more opportunity to go up in retail and we do think there’s opportunity for more units. And the other thing I really love quite honestly, is that when we look at the people we compete against, it looks like there’s still room. Their retails are still higher than ours so we think there’s more room to go and some of the more aspirational brands have gone up again dramatically next year. So yeah I think there’s a little more room.

Ronald Bookbinder:	Okay great. Thank you.

Peter Edison:	Thanks Ron.

Operator:       We’ll now go to Heather Boksen with Sidoti & Company. Go ahead please.

Heather Boksen:     Good morning guys. First question, you mentioned within the new brands BCBG Girls and Baby Phat and how they have the higher price points. [C]an you give us any idea [or] any specifics what those are retailing for?

Michele Bergerac:  Sure. And this would just be a range, this isn’t every shoe. But the BCBG’s are generally, the $95 kind of price point for a shoe. And so if you were comparing that to a Bakers brand you’d be more at about $70 for the same kind of thing. But you know the BCBG has more intrinsic value in it. And the Baby Phat, whereas a sandal in our line might be 50, their comparable shoe would be maybe 70, and then the dress shoes spread would be something the same like that. In the case of the boots, for example the Baby Phat boots are more in the $200 arena. And in the fall the BCBG Girls boots are, I’m going to give a range once again, I’m just thinking generally maybe 150 to 200, something like that.

Heather Boksen:     Okay. So does that create an opportunity for you guys to bring the Bakers brands price points up again?

Michele Bergerac:  Oh absolutely. Absolutely, and that’s really what the first wave of people did for us a couple years ago. You know, people like Steve Madden and those sorts of vendors, I think they helped legitimize what we were doing and gave us a really good umbrella to work with. And really I think in the marketplace when you talk about somebody like BCBG Girls there’s a lot of value in that name. And so yeah, absolutely I think it’s going to give us more opportunity to keep going upwards.

Heather Boksen:     And like in the past, can a lot of that flow through to gross margin?

Michele Bergerac:	Yes.

Heather Boksen:     Okay and secondly, you talked about 30 to 35 new openings. How many of those would be Bakers and how many Wild Pair?

Peter Edison:           I think we’d expect roughly three Wild Pair and the rest Bakers.

Heather Boksen:	Okay, thanks guys.

Peter Edison:	Thanks.

Operator:       Just a reminder, to ask a question please press star, one on your telephone and we’ll now go to Reed Fryermuth with the Shemano Group. Go ahead please.

Reed Fryermuth:     Hello Peter, great quarter, great year. [M]ost of my questions have actually been answered but I did have a question about same store sales. [W]hat were they by month for the fourth quarter, and what kind of experience have you been having in February and March?

Peter Edison:            We don’t give them by month, but in the fourth quarter, since we gave a two-month figure that was about 29% in November, December, which was stronger than the quarter. January backed off some, partly because the peak-selling season for boots was over and partly because it was a little warmer and boots slowed some in January because of temperature. And in February and March we’ve essentially been flat. Going up against Easter without having

Easter this year and would expect that there’s at least three to four points coming for Easter as it relates to the quarter’s comp in the month of April.

Reed Fryermuth:     Okay, and then the last thing. What is the breakdown now between Wild Pair and Bakers, in terms of numbers of stores?

Peter Edison:           Wild Pair has approximately 27, Bakers has approximately 208, at least at the year-end.

Reed Fryermuth:	Okay, thank you.

Peter Edison:	Okay.

Operator:       And there are no further questions in the queue at this time, so I’ll turn the call back over to Mr. Edison for any additional or closing remarks.

Peter Edison:           Thank you very much. Thanks everyone for your participation and your support. We look forward to speaking with you again when we report the first quarter sales - first quarter results in June if not sooner.

Operator:       Thank you, that does conclude today’s conference call. We appreciate your participation and you may now disconnect.